UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): February 21, 2006
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-33009 (Commission File Number)	56-2248952 (IRS Employer Identification No.)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Effective February 21, 2006, MedCath Corporation (“MedCath” or “the Company”) entered into an employment agreement with O. Edwin French, President and Chief Executive Officer. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. French’s initial annual base salary under the agreement is $550,000. His base salary will be adjusted annually at the discretion of the board of directors, but in no event may his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.
The agreement provides that Mr. French will participate in an annual bonus plan that will establish a target annual opportunity equal to 50% of his base salary for the year. The terms and provisions of the bonus plan, including the performance goals, the threshold performance levels that must be met for payment of a bonus, and the maximum bonus opportunity will be established each year by the compensation committee. The agreement further provides for him to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives.
Upon the termination of employment of Mr. French by the Company without cause (other than as a result of disability which is addressed below), or upon a voluntary termination by him for good reason, the agreement provides for the following payments and benefits:
•	for an amount equal to the sum of two times his annual base salary and one times his target annual bonus following termination;

•	earned but unpaid salary (including any awarded but unpaid bonus);

•	any accrued but unpaid vacation;

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical plan for a period ending on the earlier of (A) the second anniversary of the date of termination or (B) the date Mr. French becomes covered under a comparable plan of a new employer.
Upon termination by the Company with cause, or by Mr. French without good reason, the agreement provides for the following payments:
•	earned but unpaid salary (including any awarded but unpaid bonus);

•	any accrued but unpaid vacation; and

•	unreimbursed business expenses.
Upon termination of employment because of a total and permanent disability, Mr. French will receive any amounts due under the terms of any disability insurance policy which the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the disability occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation, any unreimbursed business expenses and any amounts to which he is entitled under any applicable compensation or employee benefit program in which he participates.
Upon termination of employment because of death, Mr. French’s estate or designated beneficiaries will receive any death benefits provided under any plans the Company maintains for him, a pro rata portion of the bonus (if any) for the fiscal year in which the death occurs, any earned but unpaid salary (including any awarded but deferred bonus payment), any accrued but unpaid vacation, any unreimbursed business expenses and any amounts to which he is entitled under any applicable compensation or employee benefit program in which he participates.
The agreement contains non-competition and non-disclosure provisions. The non-disclosure provisions provide that Mr. French will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time during employment with the Company and following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. French agrees not to solicit employees of the Company for one year following the date of his termination of employment.

Item 1.02 Termination of a Material Definitive Agreement
On February 21, 2006, the Amended and Restated Employment Agreement dated September 30, 2005 by and between MedCath Corporation and John T. Casey was terminated as Mr. Casey retired as the Company’s Chief Executive Officer. He will continue to serve as the Chairman of the Board of the Company. There were no material circumstances or penalties associated with the termination of the agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On February 21, 2006, MedCath announced that O. Edwin French was appointed President and Chief Executive Officer of the Company. Mr. French has served as MedCath’s Interim Chief Operating Officer since October 2005. MedCath’s former Chief Executive Officer, John T. Casey, will continue to serve as Chairman of the Board.
Prior to joining MedCath, Mr. French served as president of the Acute Care Hospital Division of Universal Health Services, Inc. until his early retirement in 2005. Since then, he has served as president of French Healthcare Consulting, Inc., a consulting firm specializing in operations improvement and joint ventures. He also served as president and chief operating officer of Physician Reliance Network from 1997 to 2000, as senior vice president for healthcare companies of American Medical from 1992 to 1995, as executive vice president of Samaritan Health Systems of Phoenix (Samaritan) from 1991 to 1992 and as senior vice president of Methodist Health Systems, Inc. (Methodist) in Memphis from 1985 to 1991. Both Samaritan and Methodist are large not-for-profit hospital systems. Mr. French received his undergraduate degree in occupational education from Southern Illinois University. He is 59 years old.
The discussion under Item 1.01 of this Current Report on Form 8-K is incorporated under this Item 5.02 as if set forth herein.
Item 9.01. Financial Statements and Exhibits
Exhibit 99.1 Press Release dated February 21, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: February 24, 2006	By:	/s/James E. Harris

James E. Harris
Executive Vice President and Chief Financial Officer